Exhibit 10.2

August 4, 2023

Lauren White

16 Laudholm Rd

Newton, MA 02458

Dear Lauren:

I am delighted to offer you the full-time position of Senior Vice President, Chief Financial Officer at ImmunoGen, Inc. (“ImmunoGen or the “Company”). The terms and conditions of this offer are set out below. We look forward to you joining ImmunoGen.

Position. As noted above, your title will be Senior Vice President, Chief Financial Officer, and you will be reporting to Mark Enyedy. Your duties as an employee of the Company shall be as reasonably determined by your manager in consultation with you. You agree to devote your best efforts during all business time to the performance of such responsibilities and agree that you will not perform any professional work outside of your work for ImmunoGen that is inconsistent with the Company’s Code of Corporate Conduct.

Start Date. Your anticipated first day of work with ImmunoGen is a date to be mutually agreed upon, but no later than Monday, September 18, 2023 (the “Start Date”).

Work Location/In-Office Schedule. Your work location will be ImmunoGen’s Waltham office. In your role, you will be expected to work in the office at least 3 days per week and have the option to work the remaining days of the week remotely. This hybrid work schedule is subject to change at ImmunoGen’s discretion.

Salary. Upon commencement of your employment, you will be paid at an annual salary of $500,000. Your salary will be paid bi-weekly, less applicable deductions and withholdings. Your annual salary will be prorated for the remainder of 2023 based on your Start Date. You will be eligible to be considered for a salary increase based on your performance in 2023. Any salary increase will be pro-rated based on your Start Date. Salary increases are discretionary and are typically awarded in February or March of the following year as part of ImmunoGen’s performance appraisal process.

Discretionary Annual Bonus. You will be eligible for a discretionary annual bonus of up to 40% of your annual salary for the year ending December 31, 2023, in accordance with the terms of ImmunoGen’s written Bonus Policy. Any bonus awarded to you for your service in 2023 will be pro-rated based on your Start Date. Bonuses are at the discretion of the Board of Directors and are based on Company and individual performance. You must be employed by ImmunoGen on the date that bonuses are paid to be eligible for a bonus.

Sign-On Bonus. ImmunoGen will pay you a sign-on bonus in the amount of $152,000 (the “Sign-On Bonus”), less applicable deductions and withholding. This Sign-On Bonus will be paid to you in conjunction with your first regular payroll check. If, within 12 months of your Start Date, you terminate your employment with the Company (other than by reason of Good Reason (as defined in your Change In Control Severance Agreement), death or disability), or your employment is terminated by the Company for Cause (as defined in your Change In Control Severance Agreement), you agree to reimburse ImmunoGen as follows: (i) if you pay back the Sign-On Bonus in calendar year 2023, you agree to reimburse ImmunoGen the net amount paid to you after deductions and withholdings; (ii) if you pay back the Sign-On Bonus in calendar year 2024, you agree to reimburse ImmunoGen the full (gross) amount of the Sign-On Bonus. You agree to repay ImmunoGen any amount owed within 30 days of your termination date.

Initial Equity Grant. In addition, within 30 days of the Start Date, ImmunoGen will grant you an equity award consisting of a combination of a stock option award of the right to purchase 295,975 shares of our common stock (the “Stock Option Award”) and a restricted stock unit award (the “RSU Award”) of 51,625 units, each under the terms of

ImmunoGen’s Inducement Equity Incentive Plan (the “Award”). The Stock Option Award will vest over a term of four years, with 25% of the shares covered by the Stock Option Award vesting on the one-year anniversary of the Start Date, and thereafter an additional 6.25% of the covered shares vesting on each succeeding quarterly anniversary of the Start Date. The per share exercise price (the “strike price”) for the Stock Option Award will be the closing sale price of our shares as reported on Nasdaq Global Select Market on the grant date. The RSU Award will vest over a term of four years, with 25% of the shares covered by the RSU Award vesting on each of the first four anniversaries of the Start Date.

Annual Equity Award. Beginning in 2024, you will be eligible to receive an equity award grant under ImmunoGen’s 2018 Employee, Director and Consultant Equity Incentive Plan (or any successor plan) that is similar to those granted to other employees of the Company of comparable job level/title, subject to variation based on individual performance. Any Annual Equity Award you are granted in 2024 is based on your performance and the Company’s performance in 2023 and will be pro-rated based on your Start Date. Any such grant is discretionary and subject to the approval of the Compensation Committee of the Board of Directors. Grants will be made in conjunction with the Company’s annual performance appraisal process, which generally occurs in February or March of each year. To be eligible for an Equity Award, you must be actively employed by ImmunoGen on the grant date of the award.

Severance. As an executive officer, you will be eligible for a severance arrangement that, under certain circumstances, will provide you with benefits in the event of a termination of your employment during specified periods preceding and following a change of control of the Company. The terms of the severance arrangement are set forth in the Change in Control Severance Agreement (the “Change in Control Severance Agreement”) accompanying this letter. You will also be eligible to participate in the Company’s Severance Pay Plan for Vice Presidents and Higher (“Severance Pay Plan”) in effect at the time of your separation which, under certain circumstances, will provide you with benefits in connection with a termination of your employment, other than for Cause (as defined in the Severance Pay Plan) and outside the context of a change in control of the Company. The terms of the Change in Control Severance Agreement and Severance Pay Plan will govern the provision of these benefits.

Vacation. You will be eligible for up to 25 days of paid vacation per year accrued on a monthly basis. Your vacation time will begin to accrue on your Start Date. Currently, employees can carry-over a maximum of 10 vacation days from one calendar year to the next.

Benefits. You also will be entitled to participate in the Company’s benefit plans to the same extent as, and subject to the same terms and conditions as are generally applicable to other full-time employees.  These benefits currently include, but are not limited to, vacation, paid sick time, life, health, dental and disability insurance, and participation in ImmunoGen’s 401(k) plan. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the applicable programs, which will be made available to you upon request.

Classification. You will be classified as an exempt employee, which means that you are not eligible for overtime compensation based on the hours you work. You understand that your salary is intended to compensate you for all hours worked.

At-Will Employment. Your employment relationship with ImmunoGen is “at-will,” meaning that either you or the Company may terminate the employment relationship at any time, for any reason, and with or without notice. Although your duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express agreement signed by the Chief Executive Officer, the Chief Legal Officer, or the Chief Human Resources Officer of the Company.

Work Authorization. ImmunoGen is required by the Immigration and Naturalization Service to verify that each employee is eligible to work in the United States. This offer is contingent upon your being able to establish that you are legally authorized to work in the United States on or before your Start Date.

References/Background Check. This offer is contingent upon ImmunoGen obtaining satisfactory references and, if required, a satisfactory background check.

Proprietary Information and Inventions Agreement. On your first day of employment, you will be required to sign ImmunoGen’s Proprietary Information and Inventions Agreement, the Change in Control Severance Agreement, and an acknowledgment that you agree to be bound by the Company's Insider Trading Policy. Copies of each accompany this letter. By signing below, you acknowledge and agree that your employment by the Company will not violate any agreement which you may have with any third party and that you will provide ImmunoGen with a copy of any such agreement when you return this offer letter.

Please acknowledge your understanding and agreement with the employment terms set forth in this letter by signing below. This offer will expire one week from the date of this letter.

We look forward to working with you!

Sincerely,

/s/ Daniel S. Char

Daniel S. Char

SVP and Chief Legal Officer

Acknowledged and Agreed to:

/s/ Lauren WhiteAugust 8, 2023

______________________________________

Lauren White Date